Exhibit 99.1

AMENDMENT TO ASSET ACQUISITION LETTER OF INTENT

This Amendment to the Asset Acquisition Letter of Intent dated this April 11, 2022 (this “Amendment”), is entered into by and among Indoor Harvest Corp., a Texas corporation (“the Company”) and Electrum Partners, LLC, a limited liability company (“Electrum” and collectively with the Company, the “Parties”). Terms not otherwise defined herein shall have the meaning set forth in the Asset Acquisition Letter of Intent dated February 9, 2022 (the “LOI”).

RECITALS

A. The Parties have entered into the LOI regarding the general terms upon which the Company would acquire certain assets of Electrum.

B. The Parties desire to amend the LOI as set forth herein.

In consideration of the foregoing promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. Amendments to the LOI.

Section 3 of the LOI is hereby amended and restated as follows:

As promptly as practicable and in any event within one hundred fifty (150) days following the date of this LOI, Seller’s legal counsel will prepare an initial draft of a definitive Asset Purchase Agreement (“Purchase Agreement”) and other related agreements for review by the Buyer and its counsel. The draft Purchase Agreement will provide for customary representations and warranties, covenants, conditions to closing, escrows, indemnities, and board approvals. The parties will endeavor to negotiate in good faith and execute a final definitive Purchase Agreement no later than two hundred forty (240) days following the date of this LOI, and to close the sale on that date (the “Closing”), subject to the requirements of the Securities and Exchange Commission (“SEC”).

2. Effect of Amendment. Except as modified and amended by this Amendment, the LOI is hereby ratified, confirmed and approved, and shall continue in full force and effect.

3. General Provisions. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. This Amendment and the LOI cannot be terminated, altered or amended except pursuant to an instrument in writing signed by the Parties. If any provision hereof shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Amendment, and the Amendment shall be carried out as if any such invalid or unenforceable provision were not contained herein. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile signature will be considered an original signature. This Amendment and the LOI (and any exhibits and schedules thereto and certificates delivered thereunder) set forth the entire understanding among the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof among the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

Indoor harvest corp.

By:	/s/ Rick Gutshall
Name:	Rick Gutshall
Title:	Director

electrum partners, llc

By:	/s/ Leslie Bocskor
Name:	Leslie Bocskor
Title:	Executive Chairman